CONSULTING SERVICES AGREEMENT

THIS CORPORATE CONSULTING SERVICES AGREEMENT is entered into on this 26th day of June, 2010, but having an effective date of June 1, 2010 (the “Effective Date”).

BETWEEN:

Peacock Media Ltd., a company incorporated under the laws of India and having its address for notice and delivery located at 24B, Apollo Industrial Estate, Off Mahakali Caves Road, Andheri East, Mumbai – 400093. India.

(the “Consultant”);

OF THE FIRST PART

AND:

TechMedia Advertising Mauritius, a company incorporated under the laws of Mauritius and having its address for notice and delivery located at c/o 62 Upper Cross Street, #04-01, Singapore 058353

(“TMM”);

OF THE SECOND PART

(the Consultant and TMM being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires.).

WHEREAS:

A.
The parties are each a party to a Joint Venture Development and Operating Agreement (the “JV Agreement”), dated effective as of October 22, 2009 whereby TMM and PML agreed to form a new private Indian company (the “JV Company”) where TMM would own 85% and PML would own 15%.  The JV Company will operate the business of displaying mobile digital advertising platforms in public transportation vehicles such as long-distance buses and trains in India (the “Business”).  The newly-fitted buses and trains will display third party commercial contents and advertisements for a fee;

B.	the JV Company has not been incorporated as of the date hereof, however, the Business of the JV Company has been initiated by TMM and PML; and

C.
The parties have hence decided to amend the arrangement by PML assigning its right and entitlement to receive 15% ownership of the JV Company to TMM and PML assigning the License (as defined in the JV agreement) which is currently being held in trust by PML for the benefit of TMM and such other Company that is operating the Business (the Operating Company) in exchange for TMM and the Operating Company engaging PML as a consultant in accordance with the terms and conditions of this Consulting Agreement (the “Agreement”), which among the other terms and conditions will provide PML with compensation of 15% of the net profits of the Business of the Operating Company for its services and obligations under this Consulting Agreement; and

D.
Accordingly, the ownership of the Operating Company shall be 100% in favour of TMM. TMM wishes to retain the Consultant under this Agreement to provide the Consultant Services (as hereinafter defined) to TMM and the Business of the Operating Company.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT THE PARTIES HERETO AGREE AS FOLLOWS:

Article I

SERVICES AND RESPONSIBILITIES OF THE CONSULTANT

1.1
Consultant Services.   The Consultant will provide such services specified herein on a proactive basis or as TMM may request, from time to time, in order to assist the Business of the Operating Company.  Together with such instructions and variations as TMM may give, the Consultant will provide the following specific services and functions to the Operating Company:

(a) with the exception of the 4 years exclusive license (the “License”) granted to PML by the Government of the state of Tamil Nadu, India as mentioned in Clause 6.3 (a) to operate the Business, PML shall further assist to obtain a similar license from the governments of the Indian states of Andhra Pradesh, Gujarat, Maharashtra, Kerala and Karnataka, and any other Indian states possible (the “Participating States”); PML will use its best efforts to secure licensing rights similar to the License for all the Participating States, and insofar as possible, ensure that the Operating Company is the contracting party and recipient of such licenses. Where such licensing rights are granted the same shall be made available to the Operating Company, subject to such consideration as may be mutually agreed upon by PML and TMM, for its exclusive use on a first right of refusal basis by the Operating Company;

(b) make available to TMM and the Operating Company such office and work facilities and infrastructure as may be required by the Operating Company and TMM in order to conduct the operations of the Business at the cost borne by the Operating Company;

(c) ensure that its management, employees, contractors and sub-contractors cooperate at all times with TMM and the Operating Company, as required, to conduct the Business;

(d) provide TMM and the Operating Company with full access (including providing the names, contact details and any introductions as may be necessary) to all existing clients of PML in order for the marketing and commercialization of the Business;

(e) ensure all existing and new clients procured for the Operating Company, insofar as possible, enter into agreements directly with the Operating Company;

(f) conduct all marketing of PML’s services related to the Business to existing and future clients of PML jointly with the Operating Company’s marketing for the herein mentioned Business of the Operating Company in the conduct of the Business. It is specifically agreed between the parties hereto that PML shall function as Preferred Marketing Agency for all Business and shall give its best efforts to secure the best advertising rates for the Business. PML forecasts the  future gross and net revenues accruing to TMM/TMI/Operating Company from the Business shall be as illustrated hereunder:

US Dollars

USD (In Million.)	FY Ending March 2011	FY Ending March 2012	FY Ending March 2013
Gross Revenue	29.50	54.00	98.00
Agency Commission (15%)	4.43	8.10	14.70
Net Revenue	25.07	45.90	83.30

Indian Rupees (based on fx rate @ 46)

INR (In Million.)	FY Ending March 2011	FY Ending March 2012	FY Ending March 2013
Gross Revenue	1357	2484	4508
Agency Commission (15%)	203.78	372.60	676.20
Net Revenue	1153.22	2111.40	3831.80

(g) promptly provide TMM and the Operating Company with access to all information and documents as may be required from time to time, to conduct the Business;

(h) continually and actively use its best efforts to market the Business, and secure orders for the Operating Company from existing and new clients;

(i) be responsible for the installation of the mobile digital advertising platforms (the “Technology”) and for ensuring that on completion of the installation, the Technology is fully functional;

(j) be responsible for the maintenance of the Technology, and for ensuring that once installed, the Technology remains in good working order at all times. Provided however that TMM or the Operating Company shall ensure at all times that there are no delays in payment to PML so as to hamper the operations and in which case PML shall not be held responsible;

(k) conduct and perform its obligations hereunder on such premises as it will determine, including its own premises, and will permit access to the Operating Company’s assets at all reasonable times for the purpose of inspecting work being done thereon;

(l) employ and engage any such employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder, but PML will not enter into contractual relationships with a party without prior notification to the Board of the Operating Company;

(m) execute all documents, deeds and instructions, do or cause to be done all such acts and things and give all such assurances as may be necessary so that the Operating Company has good and valid title to its assets, including the License;

(n) diligently conduct and perform its obligations hereunder in accordance with the development plans of the Business approved by the Board of the operating Company and in compliance with all applicable laws, rules, orders and regulations;

(o) abide by and adhere to the control standards as imposed by TMM, in its sole discretion, in the Operating Company in the areas including but not limited to finance, legal, operations and risk management.

(collectively, the “Consulting Services”).

Article II

INFORMATION TO BE PROVIDED BY TMM AND
THE OPERATING COMPANY

2.1
Information to be made available.   TMM and the Operating Company agree to make available to the Consultant all corporate, financial and operating information, Operating Company personnel or other consultants, and other reasonable resources which are reasonably necessary and sufficient to allow the Consultant to perform the Consulting Services.  The Consultant may provide TMM and Operating Company information to legal and accounting advisers, and other persons, but that such dissemination will be effected with proper prudence and subject to such reasonable conditions and restrictions as TMM and the Operating Company deem necessary or appropriate and subject to insider information rules and restrictions.  The Consultant will use such information only for the purposes set out herein and for no competitive or other purpose whatsoever.

2.2
Accuracy of the information.   TMM and the Operating Company agree that it will bear sole responsibility for the accuracy and completeness of the information provided to the Consultant, except for any information created solely by the Consultant.  The Company represents and warrants that the information will be accurate and complete in all material respects and not misleading and will not omit to state any fact or information which would be material in its estimation.

2.3
Material change in information.   TMM and the Operating Company agrees to advise the Consultant promptly of any material change in the affairs of the Operating Company or in any information provided to the Consultant from the date at which such information is given.

Article III

COMPLIANCE WITH LAWS

3.1
Consultant Compliance Issues.   The Consultant will comply with all laws, whether federal, provincial or state, applicable to the Consulting Services provided by it and, when requested by TMM and/or the Operating Company, will advise the TMM and/or the Operating Company of any particular compliance issues affecting any Consulting Services for which the Consultant’s services have been engaged.

3.2	Company Compliance Issues. TMM and the Operating Company will comply with all laws, whether federal, provincial or state, applicable to the Consulting Services and the Operating Company.

3.3
Insider Issues.   The Consultant will comply with all reasonable endeavors of TMM and the Operating Company, industry practice, and law and regulation to ensure that it affords security to information of TMM and the Operating Company and that the Consultant, or any persons with whom the Consultant works or with whom the Consultant deals, do not employ information of TMM and/ or the Operating Company in any manner contrary to law or fiduciary obligations.

3.4
Trading.   In the event that the Consultant, or any person with whom the Consultant works or with whom the Consultant deals, trades in TMM’s, or affiliates securities, then the Consultant will employ reasonable prudence and good market practice as to such trading and will effect such in compliance with law.

Article IV

TERM, RENEWAL AND TERMINATION

4.1	Term. The term of this Agreement (the “Term”) is for a period of 4 years commencing on June 1, 2010 (the “Effective Date”) and terminating May 31, 2014.

4.2
Renewal.   This Agreement will renew automatically for subsequent one-year periods if not specifically terminated in accordance with the following provisions. Renewal will be on the same terms and conditions contained herein, unless modified and agreed to in writing by the Parties, and this Agreement will remain in full force and effect (with any collateral written amendments) without the necessity to execute a new document.  A Party hereto determining not to renew agrees to notify the other Parties hereto in writing at least 30 calendar days prior to the end of the Term of its intent not to renew this Agreement (the “Non-Renewal Notice”).

4.3
Termination.   Notwithstanding any other provision of this Agreement, this Agreement may be terminated by a Party (a “Non-Defaulting Party”) upon providing written notice to the other Party (the “Defaulting Party”) if:

(a)
the Defaulting Party fails to cure a  breach of any provision of this Agreement within 30 calendar days from its receipt of written notice from the Non-Defaulting Party (unless such breach cannot be reasonably cured within said 30 calendar days and the Defaulting Party is actively pursuing curing of said breach);

(b)	the Defaulting Party commits fraud or serious neglect or misconduct or illegal act in the discharge of its respective duties hereunder or under the law; or

(c)	the Defaulting Party becomes adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such petition is not dismissed.

4.4	Effective Date of Termination. Termination of this Agreement will be effective as follows:

(a)	if the Agreement is terminated by the provision of a Non-Renewal Notice pursuant to section 4.2 above, on the expiry of the Term;

(b)	if the Agreement is terminated pursuant to section 4.3(a) above, on the 30th calendar day from the day notice is given; or

(c)	if the Agreement is terminated pursuant to any of sections 4.3(b) or 4.3(c) above, immediately upon TMM providing the Consultant with written notice;

Article V

PURCHASE OF EXCLUSIVE ADVERTISING RIGHTS FROM THE CONSULTANT  FOR 10,392 TAMIL NADU STATE BUSES

5.1
The Parties have agreed that for a period of 4 years the value of advertising rights shall be Indian Rupees Nine Hundred And Twenty Million Only (INR920,000,000) hereinafter referred to as the “Purchase Price” corresponding to the Licensing period represented by PML.  Parties have also agreed to set aside a sum of an additional Indian Rupees Two Hundred And Thirty Million (INR230,000,000) as a contingency sum for the Business on a need to basis only. The Parties shall on a best effort basis prudently avert and reduce the need of the contingency fund as would be as practicable as possible.

5.2	The Purchase Price is exclusive of all applicable duties and taxes. corresponding to the Licensing period.

5.3
Parties have assessed and agreed the value of the advertising rights based on the estimated costs of the full installation of the equipment and software (the “Technology ”) to operate the Business on the said buses.

5.4
The Parties agree that out of the Purchase Price  of INR920,000,000 TMM has already remitted an amount of INR46,000,000 to PML. The balance amount of INR874,000,000 shall be paid to PML in the following manner:

Amount (INR)	Payable on/by (Due Date)
92,000,000	30-06-2010
138,000,000	31-08-2010
276,000,000	15-09-2010
124,200,000	01-04-2011
124,200,000	01-04-2012
119,600,000	01-04-2013

5.5
Agency Commission PML being the Preferred Marketing Agency for  all Business shall be entitled to and shall be paid by the Operating Company 15% of Gross amount of sales billing as Agency Commission, for all  advertising business garnered by PML as increased by applicable taxes and duties.

The Parties hereto understand and agree that this Agency Commission shall be over and above the compensation of 15% of Net Profit of the Operating Company as mentioned herein before in this Agreement.

5.6
Sales Invoicing & Remission thereof TMM or TMI or the Operating Company shall invoice PML, for the amount invoiced by PML in respect of sales generated by it on behalf of TMM, on month to month basis. Such invoicing shall correspond to 85% of the total sales invoiced by PML in any particular month in respect of the Business. PML shall retain 15% of the collections as its Agency commission along with the applicable taxes & duties in addition  and the balance amount shall be remitted to TMI/the Operating Company within a period of not later than 90 days, as per industry credit terms ,of the submission of the invoice by TMM/TMI/Operating Company. It is further understood and agreed between the parties hereto that the first Invoice shall be raised not before 1-7-2010 and thereafter monthly invoicing shall follow and remission shall be made by PML in the desired time frame.

Article VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

Representations and Warranties of the Parties.

6.1	Each Party represents and warrants to the other Party hereto that, to the best of its knowledge:

(a)
it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement, except where regulatory or shareholder approval may be required;

(b)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party; and

(c)
the execution and delivery of this Agreement and the Agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or its constating documents.

6.2	Each Party covenants, warrants and agrees with the other:

(a)	to perform or cause to be performed its obligations and commitments under this Agreement;

(b)	not to engage either alone or in association with others in any activity in respect of the Business of the Operating Company in India except as mutually agreed to by the Parties hereto;

(c)	to be just and faithful in all its activities and dealings with the other Party; and

(d)
any information which the Parties may provide to each other or the Operating Company or any permissible person or company will be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to the Parties or the Operating Company or such permissible person or company.

6.3	Representations and Warranties of PML

(a)	PML represents and warrants to TMM that the License permits PML to operate the Business on more than 10,000 buses within the State of Tamil Nadu in India;

(b)
PML represents and warrants to TMM that the License already contributed to the Business and being held in trust by PML for the benefit of TMM and the Operating Company is free and clear of encumbrances of any nature and the same will be assigned  and contributed with full right, title, and interest to the Operating Company and free of claims by any party whatsoever, and no person has any agreement or option or any right or privilege capable of becoming an agreement or option for any right to the License subject to the condition that at any time during the subsistence of this Agreement TMM or the Operating Company has not defaulted in payment of Compensation or Agency Commission or any other amount to which PML is entitled to receive from TMM or the Operating Company under this Agreement;

(c)
PML represents and warrants that all existing clients of PML will be given the first right to procure the mobile digital advertising platforms services from the Operating Company on arms’ length commercial rates and terms.  In the event that PML’s clients accept bundled services from both PML and the Operating Company, PML agrees that all invoicing of the clients for the bundled services will be handled via separate invoices of the respective parties but submitted jointly; and

(d)
PML represents and warrants to TMM that all representations and warranties made by PML herein and all information provided by PML or by PML’s advisors, agents, employees, officers and representatives to TMM in the course of the negotiations leading to the execution of this Agreement were, when given, and remain, true and accurate in all material respects, and are not misleading, and copies of all contracts and documents provided by PML to TMM are true and complete and the contents of such contracts and documents comprise the entire agreement between the parties thereto.  PML further represents and warrants that it is not aware of any fact or matter not disclosed in writing to TMM which renders any such information or representation untrue, incorrect, inaccurate or misleading, or the disclosure of which may affect the willingness of TMM to enter into this Agreement.  If any of the representations and warranties of PML are found to be incorrect or if there is a breach by PML of any of the covenants or agreements, which incorrectness or breach will result in any loss or damage sustained directly or indirectly by TMM, then PML will pay the amount of the loss or damage to TMM within 30 days of receiving notice of the loss or damage.

6.4	Covenants.

(a)
PML undertakes to use its best efforts to keep the License, and/or any other licensing rights obtained from other Participating States or otherwise (collectively, the “Licenses”), valid and in good standing at all times.  PML further undertakes that it will not assign, transfer, encumber, pledge or hypothecate the Licenses, or do any act or cause any omission which will in any way, directly or indirectly, result in the loss of the Licenses, or affect the ability of the Operating Company to conduct the Business or result in a reduction in revenue of the Business.  PML shall not undertake any act or enter into any contract or agreement that may, or would, in any way adversely affect the Licenses, and PML undertakes to notify TMM and the Operating Company in writing if PML is in breach of its obligations under the Licenses or if any of the Licenses are or may be adversely affected for any reason whatsoever; and

(b)
The covenants hereinbefore set out are conditions on which TMM has relied in entering into this Agreement and PML will indemnify and save TMM harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of such covenants by PML or any other representations or obligations of PML contained in this Agreement.

Article VII

INFORMATION AND ADVICE CONFIDENTIAL

7.1
Confidentiality.   No information furnished hereunder in connection with the Consulting Services will be published by any Party without the prior written consent of the other Party, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

7.2
Confidential Information.   The Consultant will not, except as authorized or required by the Consultant’s duties hereunder, reveal or divulge to any person or companies any information concerning the organization, business, finances, transactions or other affairs of TMM or the Operating Company, or of any of its subsidiaries, or any other confidential information of TMM or the Operating Company (collectively, the “Confidential Information”), which may come to the Consultant’s knowledge during the Term, and the Consultant will keep in complete secrecy all Confidential Information entrusted to the Consultant and will not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to TMM’s or the Operating Company’s Businesses and will not use or permit the same to be used for any purpose of the Consultant not in the pursuit of this Agreement or by any competitor or third party.  The Consultant will immediately advise TMM or the Operating Company if it comes to the Consultant’s knowledge that any party is employing the Operating Company’s Confidential Information for purposes not authorized by this Agreement or by TMM or the Operating Company and the Consultant will give TMM and the Operating Company all reasonable assistance to protect the Confidential Information,.  This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain through no effort or fault of the Consultant.

7.3	Company’s Property. The Consultant agrees that:

(a)
all Confidential Information and property, including without limitation, all books, manuals, records, reports, notes, written and oral opinions and advice, contracts, lists, technology and improvements patents, trademarks, trade names, business and financial records and other documents (collectively, the “Company’s Property”) furnished to or prepared or developed by: (i) the Consultant in the course of or incidental to this Agreement and the duties hereof; or (ii) the Operating Company, is for the exclusive benefit of TMM and the Operating Company and is owned exclusively by TMM or its designee;

(b)
during the Term and thereafter, the Consultant will not contest the title to any of the Company’s Property, in any way dispute or impugn the validity of the Company’s Property or take any action to the detriment of TMM’s interests therein;

(c)
the Consultant will immediately notify TMM and the Operating Company of any infringement of or challenge to any of the Company’s Property as soon as the Consultant becomes aware of the infringement or challenge;

(d)
upon termination of this Agreement the Consultant will be promptly return the Company’s Property to TMM or the Operating Company and will keep no copies thereof, except as may be agreed in writing on agreed terms with TMM; and

(e)	during the Term and thereafter, the Consultant will not, directly or indirectly, except as required by the normal business of the Operating Company or expressly consented to in writing by TMM:

(i)	disclose, publish or make available, other than to an authorized employee, officer, or director of the Operating Company, any of the Company’s Property;

(ii)	acquire, possess for its own interest, sell, transfer or otherwise use or exploit any of the Company’s Property; or

(iii)	permit the sale, transfer, or use or exploitation of any of the Company’s Property by any third party.

7.4
Consultant’s Business Conduct.   The Consultant warrants that it will conduct its Consulting Services and other related activities in a manner which is lawful and reputable and which brings good repute to TMM and the Operating Company, the Consultant and the Business interests.  In this regard the Consultant warrants to provide all Consulting Services in a sound and professional manner such that the same meets superior standards of performance quality within the standards of the industry or as set by the specifications of the Operating Company.

Article VIII

INDEMNIFICATION AND LEGAL PROCEEDINGS

8.1
Indemnification.   Each Party agrees to indemnify and save the other, its affiliates and their respective directors, officers, employees and agents (each an “Indemnified Party”) harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind, including any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of breach of this Agreement or of law by the defaulting Party.  Specifically, but not to derogate from the forgoing but for certainty for the comfort of the Consultant, TMM agrees to indemnify the Consultant for any actions, losses, proceedings, or other harm suffered, including legal costs as incurred, in the service of the Operating Company except only where such harm was suffered by the Consultant primarily as a consequence of its own grossly negligent or unlawful conduct.

8.2
Claim of Indemnification.   The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

8.3
Notice of Claim.   In case any action is brought against an Indemnified Party in respect of which indemnity may be sought, the Indemnified Party will give prompt written notice of any such action of which the Indemnified Party has knowledge and the indemnifying Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Party affected and the payment of all expenses.  Failure by the Indemnified Party to so notify will not relieve the relevant Party of such relevant Party’s obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the relevant Party of substantive rights or defenses.

8.4	Settlement. No admission of liability and no settlement of any action will be made without the consent of each of the Parties hereto, such consent not to be unreasonable withheld.

8.5
Legal Proceedings.   Notwithstanding that the indemnifying Party will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)	such counsel has been authorized by the indemnifying Party;

(b)	the indemnifying Party has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)	the indemnifying Party and the Indemnified Party will have been advised by counsel that there may be a conflict of interest between the Parties; or

(d)	there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to the indemnifying Party.

Article IX

FORCE MAJEURE

9.1
Events.   If either Party hereto is at any time during this Agreement prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its obligations hereunder will be extended by a period of time equal in length to the period of each prevention or delay.

9.2
Notice.   A Party will within seven calendar days give notice to the other Party of each event of force majeure under section 8.1 hereinabove, and upon cessation of such event will furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article X

DEFAULT AND TERMINATION

10.1
Default.   The Parties hereto agree that if either of the Parties is in default with respect to any of the provisions of this Agreement (hereinafter referred to as the “Defaulting Party”), the non-defaulting Party (hereinafter referred to as the “Non-Defaulting Party”) will give notice to the Defaulting Party designating such default, and within thirty (30) business days after its receipt of such notice, the Defaulting Party will either:

(a)
cure such default, or diligently commence proceedings to cure such default and prosecute the same to completion without undue delay, with notice to the Non-Defaulting Party of the procedures it has instigated to cure; or

(b)	give the Non-Defaulting Party notice that it denies that such default has occurred and that it is submitting the question to the appropriate tribunal.

If default is not addressed appropriately in the form required by (a) above, or cured within 30 days of a tribunal’s finding of default, then the Non-Defaulting Party may terminate this Agreement at any time, without prejudice to any claims it may have for an accounting or damages.

Article XI

NOTICE

11.1
Notice.   Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be delivered to the other Party, at the address for such Party specified above.  The date of receipt of such notice, demand or other communication will be the date of delivery thereof. Transmission by facsimile, with electronic confirmation, will be considered delivery.

11.2
Change of Address.   Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

Article XII

GENERAL PROVISIONS

12.1
Entire Agreement.   This Agreement constitutes the entire agreement between the Parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties of this Agreement.

12.2
Enurement and Assignment.   This Agreement will enure to the benefit of and will be binding upon the Parties, their respective heirs, executors, administrators and permitted assigns.  This Agreement may not be assigned as to any part by any Party without the permission in writing of the other Party.

12.3
Time of the Essence.   Time will be the essence of this Agreement and it is specifically understood by the Parties hereto that any delay in payment of Purchase Price to PML shall, at the option of PML, be construed as a material breach in terms of this Agreement.

12.4	Applicable Law and Despute Resolution. This Agreement will be governed exclusively by and construed and enforced in accordance with the laws of India.

If a dispute arises out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived there from, the Parties have irrevocably agreed to seek an amicable settlement of the dispute through conciliation under the Rules of Conciliation of the Arbitration and Conciliation Tribunal of the Federation of Indian Chambers of Commerce and Industry (FACT). The authority to appoint 2 conciliators shall be FACT and FACT will provide administrative services in accordance with the FACT Rules of Conciliation.

12.5
Invalid Provisions.   If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

12.6
Severability and Construction.   Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, will be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any Court, agency or tribunal with valid jurisdiction in a proceeding to which any Party hereto is a party, that ruling will not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which will remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

12.7
Warranty of Good Faith.   The Parties hereto warrant each to the other to conduct their duties and obligations hereof in good faith and with due diligence and to employ all reasonable endeavours to fully comply with and conduct the terms and conditions of this Agreement.

12.8
Representation and Costs.   It is hereby acknowledged by each of the Parties hereto that, as between TMM and the Consultant, Jensen Lunny MacInnes Law Corporation, acts solely for TMM and that the Consultant has been advised to obtain independent legal advice with respect to this Agreement and that it  has consulted with or has had the opportunity to consult with independent counsel of its  own choice concerning this Agreement and that it has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

12.9
Consents and Waivers.   No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder will be valid unless it is in writing, be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation or constitute a general waiver under this Agreement, or eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

12.10
Counterparts.   This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, each of which so signed will be deemed to be an original, and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the execution date as set forth on the front page of this Agreement.

IN WITNESS WHEREOF the Parties hereto have hereunto set their hands and seals in the presence of their duly authorized signatories effective as at the date first above written.

The CORPORATE SEAL of	)
TECHMEDIA ADVERTISING MAURITIUS,	)
was hereunto affixed by:	)
)

)
Authorized Signatory	)

/s/ William Goh Han Tiang	)
(William Goh Han Tiang))
DIRECTOR

The CORPORATE SEAL of	)
PEACOCK MEDIA LTD.,	)
was hereunto affixed by:	)
)

)
Authorized Signatory	)

/s/ Sandeep Deepak Chawla	)
(Sandeep Deepak Chawla))
Chairman and Managing Director

Witness:-

Signature: /s/ Johnny Lian Tian Yong

Name: Johnny Lian Tian Yong